Exhibit 4.10

AMENDED AND RESTATED SECURED PROMISSORY NOTE

Effective Date: December 15, 2021 U.S. $16,320,000.00	U.S. $16,320,000.00

FOR VALUE RECEIVED, NaturalShrimp Incorporated, a Nevada corporation (“Borrower”), promises to pay to Streeterville Capital, LLC, a Utah limited liability company, or its successors or assigns (“Lender”), $16,320,000.00 and any interest, fees, charges, and late fees accrued hereunder on the date set forth in Section 1.7 (the “Maturity Date”) in accordance with the terms set forth herein and to pay interest on the Outstanding Balance at the rate of twelve percent (12%) per annum from the Purchase Price Date until the same is paid in full. All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, shall compound daily and shall be payable in accordance with the terms of this Note. This Amended and Restated Secured Promissory Note (this “Note”) is issued and made effective as of the date set forth above (the “Effective Date”). This Note is issued pursuant to that certain Securities Purchase Agreement dated December 15, 2021, as the same may be amended from time to time, by and between Borrower and Lender (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference. This Note amends and restates in its entirety the Secured Convertible Promissory Note dated December 15, 2021 issued by the Company to the Lender.

This Note carries an OID of $1,300,000.00. In addition, Borrower agrees to pay $20,000.00 to Lender to cover Lender’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of this Note (the “Transaction Expense Amount”), all of which amount is fully earned and included in the initial principal balance of this Note. The purchase price for this Note shall be $15,000,000.00 (the “Purchase Price”), computed as follows: $16,320,000.00 original principal balance, less the OID, less the Transaction Expense Amount. The Purchase Price shall be payable by Lender by wire transfer of immediately available funds.

1. Payment; Prepayment.

1.1. Payment. All payments owing hereunder shall be in lawful money of the United States of America, as provided for herein, and delivered to Lender at the address or bank account furnished to Borrower for that purpose. All payments shall be applied first to (a) costs of collection, if any, then to (b) fees and charges, if any, then to (c) accrued and unpaid interest, and thereafter, to (d) principal. All payments by Borrower hereunder (including repayment of this Note at maturity, if applicable) shall be subject to an exit fee of 15% of the portion of the Outstanding Balance being paid (the “Exit Fee”). For purposes of clarity, Borrower shall make all payments to Lender in an amount equal to 115% multiplied by the portion of the Outstanding Balance being paid.

1.2. Prepayment. Notwithstanding the foregoing, Borrower shall have the right to prepay all or any portion of the Outstanding Balance. If Borrower exercises its right to prepay this Note, Borrower shall include in such payment the Exit Fee.

1.3. Reserved.

1.4. Reserved.

1.5. Use of Proceeds. Within thirty (30) days of the Purchase Price Date, Borrower shall satisfy in full any and all liens currently encumbering the Real Property (as defined below). In the event Borrower has not satisfied in full any and all liens within thirty (30) days of the Purchase Price Date, then the then-current Outstanding Balance will be increased by fifteen percent (15%). For the avoidance of doubt, the foregoing failure to satisfy the liens will not be considered a Trigger Event hereunder.

1.6. Additional Security. Within thirty (30) days of the Purchase Price Date, Borrower will take all actions reasonably necessary or requested by Lender to secure the Note with and grant Lender a first position security interest, including without limitation, paying off all outstanding liens and encumbrances, executing and recording (and paying all the expenses of such recording as well as the issuance of a lenders policy of title insurance for each property in a form reasonably acceptable to Lender) any trust deeds, mortgages, assignments of rents, and/or UCC-1 Financing Statements in forms that are acceptable to Lender, in the following real properties: (a) 833 County Road 583, La Coste, Texas 78039, (b) 401 Des Moines Street, Webster City, Iowa 50595, (c) 2567 190th Street, Blairsburg, Iowa 50034, and (d) 12282 200th Street, Radcliffe, Iowa 50006 (the real properties set forth in this Section 1.6 collectively, the “Real Property”). In the event Borrower has not secured this Note with and granted Lender a first position security interest in the Real Property within thirty (30) days of the Purchase Price Date, then the then-current Outstanding Balance will be increased by fifteen percent (15%), provided, however, for each day which Lender or any third party outside of Borrower’s control delays in permitting Borrower to accomplish the foregoing (i.e. by delay of delivery of required form documents, delivery of payoff letters, recording documents, or other delays), a day shall be added to the foregoing thirty (30) days and no increase in the Outstanding Balance will be assessed for such additional time. For the avoidance of doubt, the foregoing failure to secure the Note will not be considered a Trigger Event hereunder. Moreover, any and all costs and expenses incurred by Lender related to the perfection of its security interest in the Real Property under this Section 1.6 shall be added to the then-current Outstanding Balance.

1.7. Mandatory Prepayment; Maturity Date. While the Note is outstanding and within three (3) Trading Days of the Closing (as defined in the Merger Agreement), Borrower will make a payment on this Note equal to the lesser of (A) one-third of the amount (calculated prior to any deductions for any broker, underwriter, legal, accounting or other fees) retained in the Trust Account (as defined in the Merger Agreement) at the Effective Time (as defined in the Merger Agreement) or (B) $10,000,000, in order to repay a portion of the Outstanding Balance (a “Mandatory Prepayment”). In the event that the Closing does not occur on or before December 31, 2022, the then-current Outstanding Balance will be increased by two percent (2%) and shall increase by two (2%) percent every thirty (30) days thereafter until the Closing or termination of the Merger Agreement. For the avoidance of doubt, any Mandatory Prepayment made pursuant to this Section 1.7 shall be subject to the Exit Fee. Any failure to make a Mandatory Prepayment will be considered a Trigger Event hereunder. The then-current Outstanding Balance plus accrued interest shall be repaid in equal monthly installments over the 12-month period beginning on the second month immediately following either (i) the Closing Date or (ii) the date of termination of Merger Agreement; provided, however, in no event shall the Maturity Date be later than June 30, 2024.

2. Security. This Note is secured by the Security Agreement (as defined in the Purchase Agreement), executed by Borrower in favor of Lender encumbering the collateral set forth therein, as more specifically set forth in the Security Agreement, all the terms and conditions of which are hereby incorporated into and made a part of this Note.

3. Reserved.

4. Trigger Events, Defaults and Remedies.

4.1. Trigger Events. The following are trigger events under this Note (each, a “Trigger Event”): (a) Borrower fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (b) [reserved]; (c) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (d) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (e) Borrower makes a general assignment for the benefit of creditors; (f) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (g) an involuntary bankruptcy proceeding is commenced or filed against Borrower; (h) Borrower or any pledgor, trustor, or guarantor of this Note defaults or otherwise fails to observe or perform any covenant, obligation, condition or agreement of Borrower or such pledgor, trustor, or guarantor contained herein or in any other Transaction Document (as defined in the Purchase Agreement) in any material respect, other than those specifically set forth in this Section 4.1 and Section 4 of the Purchase Agreement; (i) any representation, warranty or other statement made or furnished by or on behalf of Borrower to Lender herein, in any Transaction Document, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished; (j) the occurrence of a Fundamental Transaction without Lender’s prior written consent unless this Note is paid in full in connection with such Fundamental Transaction, in which case no consent will be required; (k) Borrower fails to establish and maintain the Share Reserve (as defined in the Purchase Agreement) as required in the Purchase Agreement or fails to increase the Shares Reserve within five (5) Trading Days following a written request from Lender as required under the Purchase Agreement; (l) Borrower effectuates a reverse split of its Common Stock without twenty (20) Trading Days prior written notice to Lender unless the reverse split is required to maintain compliance with the minimum bid price requirements of the principal market; (m) any money judgment, writ or similar process is entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $500,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Lender; (n) Borrower fails to be DWAC Eligible; (o) Borrower fails to observe or perform any covenant set forth in Section 4 of the Purchase Agreement and such failure to observe or perform is not cured within five (5) Trading Days of the occurrence thereof; and (p) Borrower or any subsidiary of Borrower, breaches any covenant or other term or condition contained in any Other Agreements in any material respect.

4.2. Trigger Event Remedies. At any time following the occurrence of any Trigger Event, Lender may, at its option, increase the Outstanding Balance by applying the Trigger Effect (subject to the limitation set forth below).

4.3. Defaults. At any time following the occurrence of a Trigger Event, Lender may, at its option, send written notice to Borrower demanding that Borrower cure the Trigger Event within five (5) Trading Days, which such written notice shall be in addition to the cure periods otherwise provided herein. If Borrower fails to cure the Trigger Event within the required five (5) Trading Day cure period, the Trigger Event will automatically become an event of default hereunder (each, an “Event of Default”).

4.4. Default Remedies. At any time and from time to time following the occurrence of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount. Notwithstanding the foregoing, upon the occurrence of any Trigger Event described in clauses (c), (d), (e), (f) or (g) of Section 4.1, an Event of Default will be deemed to have occurred and the Outstanding Balance as of the date of the occurrence of such Trigger Event shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Lender for the Trigger Event to become an Event of Default. At any time following the occurrence of any Event of Default, upon written notice given by Lender to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted under applicable law (“Default Interest”). In connection with acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment pursuant to this Section 4.2. No such rescission or annulment shall affect any subsequent Trigger Event or Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity.

5. Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments called for herein in accordance with the terms of this Note. Notwithstanding the foregoing, Borrower and Lender agree that in the event the $5,000,000.00 portion of the Purchase Price held in escrow (the “Escrow Amount”) pursuant to the Escrow Agreement (as defined in the Purchase Agreement) is released to Lender (or any portion thereof), the Escrow Amount (or portion thereof), along with the pro rata portion of the OID attributable to the Escrow Amount (or portion thereof) and any interest accrued on the Escrow Amount (or portion thereof) and applicable portion of the OID, shall automatically be offset against the Outstanding Balance.

6. Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

7. Reserved.

8. Reserved.

9. Reserved.

10. Restriction on Equity Sales. If at any time after the date that is six (6) months from the Purchase Price Date, Borrower is unable to issue Common Stock to Lender as result of any lock-up or other agreement or restriction prohibiting the issuance of Common Stock for a certain period of time, then the Outstanding Balance will automatically be increased by one and a half percent (1.5%) (the “Lockup Fee”) for each thirty (30) day period that Borrower is prohibited from issuing Common Stock (which increase shall be pro-rated for any partial period). For the avoidance of doubt, such increase to the Outstanding Balance shall be in addition to all other rights and remedies available to Lender under this Note and the other Transaction Documents and shall not be in lieu of, nor deemed to be a waiver of any other rights or remedies available to Lender under this Note or any of the other Transaction Documents. Lender agrees to sign one lockup agreement for the issuance of Common Stock to Lender under this Note entered into in connection with a public offering not to exceed ninety (90) days in a customary form upon request of Borrower. For the avoidance of doubt, either Lender or Borrower entering into a lockup agreement shall not affect Lender’s ability to charge the Lockup Fee pursuant to this Section 10.

11. Reserved.

12. Reserved.

13. Payment of Collection Costs. If this Note is placed in the hands of an attorney for collection or enforcement prior to commencing arbitration or legal proceedings, or is collected or enforced through any arbitration or legal proceeding, or Lender otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note, then Borrower shall pay the reasonable costs incurred by Lender for such collection, enforcement or action including, without limitation, attorneys’ fees and disbursements.

14. Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

15. Resolution of Disputes.

15.1. Arbitration of Disputes. By its issuance or acceptance of this Note, each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement.

15.2. Calculation Disputes. Notwithstanding the Arbitration Provisions, in the case of a dispute as to any Calculation (as defined in the Purchase Agreement), such dispute will be resolved in the manner set forth in the Purchase Agreement.

16. Cancellation. After repayment of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

17. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

18. Assignments. Borrower may not assign this Note without the prior written consent of Lender.

19. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

20. Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, Default Interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages (under Lender’s and Borrower’s expectations that any such liquidated damages will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144).

21. Waiver of Jury Trial. EACH OF LENDER AND BORROWER IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, EACH PARTY HERETO ACKNOWLEDGES THAT SUCH PARTY IS KNOWINGLY AND VOLUNTARILY WAIVING SUCH PARTY’S RIGHT TO DEMAND TRIAL BY JURY.

22. Voluntary Agreement. Borrower has carefully read this Note and has asked any questions needed for Borrower to understand the terms, consequences and binding effect of this Note and fully understand them. Borrower has had the opportunity to seek the advice of an attorney of Borrower’s choosing, or has waived the right to do so, and is executing this Note voluntarily and without any duress or undue influence by Lender or anyone else.

23. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:

NATURALSHRIMP INCORPORATED

By:
Gerald Easterling, President and CEO

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:

STREETERVILLE CAPITAL, LLC

By:
John M. Fife, President

[Signature Page to Amended and Restated Secured Promissory Note]

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1. Reserved.

A2. “DTC” means the Depository Trust Company or any successor thereto.

A3. “DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer program.

A4. “DWAC” means the DTC’s Deposit/Withdrawal at Custodian system.

A5. “DWAC Eligible” means that (a) Borrower’s Common Stock is eligible at DTC for full services pursuant to DTC’s operational arrangements, including without limitation transfer through DTC’s DWAC system; (b) Borrower has been approved (without revocation) by DTC’s underwriting department; and (c) Borrower’s transfer agent is approved as an agent in the DTC/FAST Program.

A6. Reserved.

A7. “Fundamental Transaction” means that (a) (i) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation) any other person or entity, or (ii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, or (iii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), or (iv) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), or (v) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Common Stock, other than an increase in the number of authorized shares of Borrower’s Common Stock, or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of Borrower.

A8. “Major Trigger Event” means any Trigger Event occurring under Sections 4.1(a), 4.1(k), or 4.1(o)

A9. “Mandatory Default Amount” means the Outstanding Balance following the application of the Trigger Effect.

A10. “Market Capitalization” means a number equal to (a) the average VWAP of the Common Stock for the immediately preceding fifteen (15) Trading Days, multiplied by (b) the aggregate number of outstanding Common Stock as reported on Borrower’s most recently filed Form 10-Q or Form 10-K.

A11. “Merger Agreement” means that certain merger agreement dated as of October 24, 2022, by and among the Company, Yotta Acquisition Corporation, a Delaware corporation, and Yotta Merger Sub, Inc., a Nevada corporation.

A12. “Minor Trigger Event” means any Trigger Event that is not a Major Trigger Event.

A13. “OID” means an original issue discount.

A14. “Other Agreements” means, collectively, all existing and future agreements and instruments between, among or by Borrower (or it subsidiary), on the one hand, and Lender (or an affiliate), on the other hand.

A15. “Outstanding Balance” means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, Conversion, offset, or otherwise, plus the OID, the Transaction Expense Amount, accrued but unpaid interest, collection and enforcements costs (including attorneys’ fees) incurred by Lender, transfer, stamp, issuance and similar taxes and fees related to Conversions, and any other fees or charges (including without limitation Conversion Delay Late Fees) incurred under this Note.

A16. “Purchase Price Date” means the date the Purchase Price is delivered by Lender to Borrower.

A17. “Trading Day” means any day on which Borrower’s principal market is open for trading.

A18. “Trigger Effect” means multiplying the Outstanding Balance as of the date the applicable Trigger Event occurred by (a) fifteen percent (15%) for each occurrence of any Major Trigger Event, or (b) five percent (5%) for each occurrence of any Minor Trigger Event, and then adding the resulting product to the Outstanding Balance as of the date the applicable Trigger Event occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Note as of the date the applicable Trigger Event occurred; provided that the Trigger Effect may only be applied two (2) times hereunder with respect to Major Trigger Events and two (2) times hereunder with respect to Minor Trigger Events; and provided further that the Trigger Effect shall not apply to a Trigger Event pursuant to Section 4.1(b).

[Remainder of page intentionally left blank]